Exhibit 99.1
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2017 Financial Results

Fourth Quarter 2017 Highlights:

•	Net Sales $353 Million; Value Added Revenue $194 Million

•	Net Loss $15 Million Reflecting $37 Million Non-Cash Tax Expense Related to Tax Law Change

•	Adjusted EBITDA $48 Million; Adjusted EBITDA Margin 24.6%

Full Year 2017 Results and Business Highlights:

•	Net Sales $1.4 Billion; Value Added Revenue $786 Million

•	Net Income $45 Million; Adjusted EBITDA $199 Million; Adjusted EBITDA Margin 25.3%

•	Strong Growth in Automotive Extrusions and Solid Industrial Demand

•	Aerospace Demand Dampened due to Supply Chain Destocking

•	Compressed Sales Margins Partially Offset Favorable Scrap Raw Material Prices

•	Continued Improvement in Manufacturing Cost Performance

•	Returned $115 Million to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., February 21, 2018 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced fourth quarter 2017 results, reporting a net loss of $15 million, or $0.90 loss per diluted share, compared to net income and earnings per diluted share of $25 million and $1.37 respectively for the prior year period. Reported fourth quarter 2017 results reflected an incremental $37 million non-cash tax expense as a result of federal tax reform legislation primarily related to revaluing the Company's deferred tax assets. Excluding the impact of this one-time charge and other non-run-rate items, adjusted net income was $20 million or $1.22 per diluted share, for the fourth quarter 2017, down from adjusted net income of $23 million or $1.27 per diluted share, for the fourth quarter 2016.

For the full year 2017, the Company reported net income of $45 million or $2.63 per diluted share, compared to net income of $92 million, or $5.09 per diluted share in the prior year period. Excluding the impact of the one-time tax charge in the fourth quarter and other non-run-rate items, adjusted net income was $88 million or $5.09 per diluted share, for the full year 2017 compared to adjusted net income of $87 million or $4.83 per diluted share for the prior year period. Reported full year 2017 results reflected a 66% effective tax rate due to the one-time tax charge in the fourth quarter. Reported and as adjusted 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes in the second quarter.

Fourth Quarter and Full Year 2017 Summary

“Fourth quarter 2017 results were consistent with our expectations reflecting normal seasonal demand weakness and higher planned major maintenance expense. As expected, our Trentwood facility continued to experience some inefficiencies during the quarter as the ramp-up of new equipment was completed,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“For the full year 2017, we achieved record shipments and near record adjusted EBITDA and margin despite headwinds from aerospace supply chain destocking, lower-than-anticipated automotive build rates, competitive price pressure, and construction-related disruptions at our Trentwood facility,” said Mr. Hockema.

Growth in overall shipments was driven by strong demand for the Company's general engineering and automotive applications that more than offset tempered demand for aerospace applications due to supply chain destocking. Value added revenue declined from the prior year as a result of the leaner mix and the impact of price pressure on higher value added revenue products. Sales margins were compressed on high value added products as competitive price pressure prevented pass through of the increasing contained metal costs. Favorable scrap raw material prices and the Company's initiatives to achieve more efficient raw material utilization partially offset the impact from reduced sales margins.

"Despite the inefficiencies at our Trentwood facility due to construction-related project work, overall manufacturing cost efficiency continued to improve as strong performance across the manufacturing platform more than offset Trentwood inefficiencies. Considering the extent of construction-related disruption at Trentwood during the year, our 2017 manufacturing efficiency improvement was a significant accomplishment, particularly given the step-change and record level we achieved in 2016," stated Mr. Hockema.

During the year the Company continued to execute on its capital investment program to further enhance quality and efficiency, expand capacity, and sustain strong competitive manufacturing capabilities. The $76 million capital spending in 2017 was primarily focused on modernizing the hot line and light gauge heat treat plate equipment at its Trentwood facility. "The 2017 project work around the hot line and thin gauge heat treat plate equipment led to significant construction-related downtime but will also have a very positive impact on quality, cost and capacity in the future. Additional capital investments will be made as we complete the $150 million five-year modernization program," said Mr. Hockema.

In addition to investments to support further organic growth, during the year the Company returned approximately $115 million of cash to shareholders through quarterly dividends and share repurchases. Consistent with its capital deployment priorities, the Company has steadily increased its quarterly dividend over the past seven years, increasing it 11% to $0.50 per share in early 2017 and an additional 10% to $0.55 per share in early 2018.

“Going forward we will continue to invest in organic growth and asset integrity initiatives. In addition, we will seek complementary inorganic growth opportunities to create additional value for our shareholders. Furthermore, we will continue to return cash to shareholders through quarterly dividends and disciplined share repurchases,” said Mr. Hockema.

Fourth Quarter and Full Year 2017 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Twelve Months Ended
	Quarterly			December 31,
	4Q17	3Q17	4Q16	2017	2016

Shipments (millions of lbs.)	153	150	152	626	614

Net sales	$353	$333	$332	$1,398	$1,331
Less hedged cost of alloyed metal[1]	(159)	(146)	(131)	(611)	(518)
Value added revenue	$194	$187	$201	$786	$813

Realized price per pound ($/lb.)
Net sales	$2.31	$2.22	$2.19	$2.23	$2.17
Less hedged cost of alloyed metal	(1.04)	(0.97)	(0.86)	(0.97)	(0.85)
Value added revenue	$1.27	$1.25	$1.32	$1.26	$1.32

As reported
Operating income	$40	$40	$45	$151	$178
Net (loss) income	$(15)	$20	$25	$45	$92
EPS, diluted[2]	$(0.90)	$1.16	$1.37	$2.63	$5.09

Adjusted[3]
Operating income	$37	$33	$43	$159	$171
EBITDA[4]	$48	$43	$52	$199	$207
EBITDA margin[5]	24.6%	23.1%	25.8%	25.3%	25.4%
Net income	$20	$16	$23	$88	$87
EPS, diluted[2]	$1.22	$0.90	$1.27	$5.09	$4.83

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2017

Net sales for the fourth quarter 2017 were $353 million, up approximately 6% from $332 million in the prior year period, reflecting 1% higher shipments and a 5% increase in average selling price. The increase in average selling price reflected an approximately 21% increase in underlying contained metal and a 4% decline in value added revenue per pound.

Despite 1% higher shipments, value added revenue (net sales less the hedged cost of alloyed metal) of $194 million for the fourth quarter 2017 was down 4% compared to $201 million in the prior year period due to lower sales margins on non-contract sales and a leaner mix of shipments. Value added revenue for the Company's aerospace/high strength applications declined 8% to $110 million, reflecting a 6% decline in shipments due to continued supply chain destocking. Value added revenue for automotive extrusions increased 10% to $29 million, reflecting a 14% increase in shipments driven by growth of new bumper programs, and value added revenue for general engineering applications declined 2% to $50 million reflecting 4% higher shipments offset by a leaner product mix and competitive pricing pressure.

Consolidated operating income as reported was $40 million in the fourth quarter 2017 compared to $45 million in the prior year. The fourth quarter 2017 reflected non-cash, non-run-rate gains of $3 million that included a $5 million mark-to-market gain on commodity hedges. Adjusted for non-cash, non-run-rate items, consolidated operating income of $37 million declined $5 million compared to the prior year quarter, reflecting a $6 million adverse sales impact as lower sales margins were partially offset by favorable price spreads on scrap raw material. Additionally, $4 million of higher major maintenance and slightly higher depreciation expense were more than offset by favorable overhead and other costs.

Adjusted consolidated EBITDA of $48 million in the fourth quarter 2017 declined $4 million compared to the prior year period reflecting the adverse sales impact and higher major maintenance expense previously discussed, partially offset by favorable overhead and other costs.

Full Year 2017

Net sales for full year 2017 were $1.4 billion, up approximately 5% from $1.3 billion in the prior year period, reflecting 2% higher shipments and a 3% increase in average selling price. The increase in average selling price reflected approximately a 14% increase in underlying contained metal costs and a 5% decline in value added revenue per pound.

Despite a 2% increase in shipments, value added revenue of $786 million for full year 2017 was down 3% compared to $813 million in the prior year period due to lower margins on non-contract sales and a leaner mix of shipments. Value added revenue for the Company's aerospace/high strength applications declined 8% to $430 million reflecting a 4% decline in shipments due to supply chain destocking and temporary throughput constraints. Value added revenue for automotive extrusions increased 5% to $118 million, reflecting a 9% increase in shipments, and value added revenue for general engineering applications increased 2% to $215 million, driven by a 6% increase in shipments, partially offset by higher contained metal costs that the Company was unable to pass through on certain products due to competitive pricing pressure.

Consolidated operating income was $151 million for full year 2017 compared to $178 million in the prior year period. Full year 2017 included an $18 million impairment charge to reduce goodwill associated with the January 2011 acquisition of Alexco and a $19 million mark-to-market gain related to commodity hedges. Adjusted for non-cash, non-run-rate items, consolidated operating income of $159 million declined $11 million compared to the prior year period due, in part, to $4 million of higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $199 million for full year 2017 declined $8 million compared to the record prior year period. A $21 million adverse sales impact reflected lower sales margins, partially offset by favorable price spreads on scrap raw material. Our continued focus on cost efficiency led to $16 million of favorable manufacturing, overhead and other costs, partially offsetting the sales impact and $3 million higher major maintenance expense. Adjusted EBITDA as a percentage of value added revenue was to 25.3%, nearly equal to the record 25.4% in the prior year period.

Cash Flow and Balance Sheet

Adjusted EBITDA of $199 million during full year 2017 funded working capital requirements, capital expenditures of approximately $76 million, interest and quarterly dividend payments and contributions totaling $20 million to the

Union VEBA and Salaried VEBAs. The Company returned $115 million of cash to shareholders through quarterly dividends and share repurchases.

During the first quarter 2018, the Company will make a $2.9 million cash contribution to the Salaried VEBA and a $12.8 million cash contribution to the Union VEBA. The $12.8 million payment is the Company's final contribution to the Union VEBA, while the Company's obligation to the Salaried VEBA will continue into the future, with contributions capped at $2.9 million per year.

As of December 31, 2017, total cash and cash equivalents and short-term investments were approximately $235 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million.

As a result of the tax reform legislation enacted in December 2017, the Company recorded a $37 million non-cash, non-run-rate tax expense, primarily related to revaluing the future tax savings of its net operating loss carryforwards (“NOLs”). The tax reform placed no limitations on the Company’s ability to use its NOLs, which totaled $275 million at year-end 2017. Beginning in 2018, the Company estimates its blended state and federal tax rate to be in the mid-20 percent range and its cash tax rate will continue to be in the low single-digits until its NOLs are fully utilized.

2018 Outlook

“As we look to our aerospace/high strength applications, we expect improving demand in 2018 and 2019 as supply chain destocking runs its course in 2018 and as airframe manufacturers continue to ramp-up build rates to address the large 9-year order backlog. In addition, the new defense budget strengthens the demand outlook for the F-35 Joint Strike Fighter program and other military applications. We are very well-positioned in the marketplace and, with supply chain destocking moderating as we proceed through the year, we expect mid-single-digit year-over-year growth in our 2018 shipments for these applications,” said Mr. Hockema. “However, we continue to expect higher contained metal costs and competitive price pressure to continue in 2018.

“For our automotive extrusion applications, North American build rates are expected to improve 1-2% year-over-year following the 4% decline in builds in 2017. We expect mid-single digit year-over-year growth in 2018 for our automotive shipments and value added revenue.

“We have generated a 6% compound annual growth rate in both our shipments and value added revenue for general engineering applications over the past three years driven by improving, broad-based industrial demand. We are cautiously optimistic about underlying demand as we look forward. However, as we have previously discussed, we continue to experience price pressure on our high value-added products from both imports and increasing metal costs," said Mr. Hockema

Overall the Company anticipates mid-single-digit growth in shipments and value added revenue for the full year 2018 with adjusted EBITDA margin in the mid-20 percent range as improving cost efficiency and operating leverage counteract sales margin pressure due to rising contained metal costs. Major maintenance costs in 2018 are expected to be similar to 2017. Capital investment over the next three years, from 2018 through 2020, will remain focused on continued improvement in quality and cost efficiency. Total annual spending is expected to be approximately $80 million per year, with sustaining capital reinvestment expected to be equivalent to approximately 75% of annual depreciation expense.

“As we proceed through 2018 and look longer-term, we anticipate improving results driven by growing demand for our aerospace, automotive extrusions and general engineering applications and continued improvement in underlying manufacturing cost efficiency,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 22, 2018, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2017 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2017. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (1)

	Year Ended December 31,
	2017	2016	2015
	(In millions of dollars, except share and per share amounts)
Net sales	$1,397.5	$1,330.6	$1,391.9
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	1,105.3	1,019.5	1,115.4
Lower of cost or market inventory write-down	—	4.9	2.6
Unrealized (gain) loss on derivative instruments	(19.4)	(18.7)	3.4
Depreciation and amortization	39.7	36.0	32.4
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	97.5	105.0	88.1
Net periodic postretirement benefit cost relating to Salaried VEBA	4.5	3.4	2.4
(Gain) loss on removal of Union VEBA net assets	—	(0.1)	493.4
Total selling, general, administrative, research and development	102.0	108.3	583.9
Goodwill impairment	18.4	—	—
Other operating charges, net	0.8	2.8	0.1
Total costs and expenses	1,246.8	1,152.8	1,737.8
Operating income (loss)	150.7	177.8	(345.9)
Other (expense) income:
Interest expense	(22.2)	(20.3)	(24.1)
Other income (expense), net	4.5	(10.3)	(1.8)
Income (loss) before income taxes	133.0	147.2	(371.8)
Income tax (provision) benefit	(87.6)	(55.5)	135.2
Net income (loss)	$45.4	$91.7	$(236.6)

Net income (loss) per common share:
Basic	$2.67	$5.15	$(13.76)
Diluted[2]	$2.63	$5.09	$(13.76)
Weighted-average number of common shares outstanding (in thousands):
Basic	16,996	17,813	17,201
Diluted[2]	17,259	18,033	17,201

Dividends declared per common share	$2.00	$1.80	$1.60
1 Please refer to the Company's Form 10-K for the year ended December 31, 2017 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2017	December 31, 2016
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$51.1	$55.2
Short-term investments	183.7	231.0
Receivables:
Trade receivables, net	165.0	137.7
Other	15.5	11.9
Inventories	207.9	201.6
Prepaid expenses and other current assets	33.4	18.5
Total current assets	656.6	655.9
Property, plant and equipment, net	571.4	530.9
Deferred tax assets, net	72.0	159.7
Intangible assets, net	25.0	26.4
Goodwill	18.8	37.2
Other assets	41.4	33.4
Total	$1,385.2	$1,443.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90.0	$75.8
Accrued salaries, wages and related expenses	42.6	49.1
Other accrued liabilities	40.5	40.1
Total current liabilities	173.1	165.0
Net liabilities of Salaried VEBA	31.9	28.6
Deferred tax liabilities	4.3	3.3
Long-term liabilities	60.0	73.2
Long-term debt	369.6	368.7
Total liabilities	638.9	638.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2017 and December 31, 2016; no shares were issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2017 and December 31, 2016; 22,393,537 shares issued and 16,773,586 shares outstanding at December 31, 2017; 22,332,732 shares issued and 17,651,461 shares outstanding at December 31, 2016	0.2	0.2
Additional paid in capital	1,055.9	1,047.4
Retained earnings	85.5	75.2
Treasury stock, at cost, 5,619,951 shares at December 31, 2017 and 4,681,271 shares at December 31, 2016	(358.6)	(281.4)
Accumulated other comprehensive loss	(36.7)	(36.7)
Total stockholders’ equity	746.3	804.7
Total	$1,385.2	$1,443.5
1 Please refer to the Company's Form 10-K for the year ended December 31, 2017 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP net (loss) income	$(15.2)	$24.5	$45.4	$91.7
Interest expense	(38.6)	(5.6)	(22.2)	(20.3)
Other income (expense), net	7.6	0.1	4.5	(10.3)
Income tax provision	(124.4)	(15.3)	(87.6)	(55.5)
GAAP operating income	40.0	45.3	150.7	177.8
Mark-to-market gains	(5.4)	(1.8)	(19.4)	(18.7)
Union VEBA related NRR losses (gains) [1,2]	0.8	—	—	(0.1)
Goodwill impairment	—	—	18.4	—
Other operating NRR losses (gains) [3]	1.8	(0.9)	9.4	11.5
Operating income, excluding operating NRR items	37.2	42.6	159.1	170.5
Depreciation and Amortization	10.4	9.3	39.7	36.0
Adjusted EBITDA [4]	$47.6	$51.9	$198.8	$206.5

GAAP net (loss) income	$(15.2)	$24.5	$45.4	$91.7
Operating NRR Items	(2.8)	(2.7)	8.4	(7.3)
Tax impact of above NRR Items	1.2	1.0	(3.1)	2.7
NRR tax charge	37.2	—	37.2	—
Adjusted net income	$20.4	$22.8	$87.9	$87.1

GAAP (losses) earnings per diluted share [5]	$(0.90)	$1.37	$2.63	$5.09
Adjusted earnings per diluted share [5]	$1.22	$1.27	$5.09	$4.83

[1] Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.